Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2021 Results;

Updates Full Year 2021 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, August 2, 2021 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2021.

Highlights of the second quarter include:

•	Net income of $152.7 million or $1.37 per share

•	AFFO per share growth of 15.3% over the prior year period

•	Total revenue of $575.5 million

•	Issued $1.165 billion of Tower Securities at an interest rate of 1.631%

•	Completed extension and expansion of $1.5 billion Revolving Credit Facility subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.58 per share of the Company’s Class A Common Stock. The distribution is payable September 23, 2021 to the shareholders of record at the close of business on August 26, 2021.

“Our second-quarter performance was our best in quite some time,” stated Jeffrey Stoops, President and CEO. “US wireless carrier activity increased substantially in the quarter. Domestically, we produced record services revenue, we had the highest revenue added per tower based on signed leases and amendments since 2014, and our leasing and services backlogs were at multi-year highs at quarter end. While this increased leasing activity will benefit our reported 2021 revenue, the majority of the incremental revenue will begin to be recognized in 2022. Based on our backlogs and conversations with our customers, we expect elevated leasing activities to continue through 2022 and perhaps beyond. All of our US wireless carrier customers are actively engaged in building out their 5G networks and we are committed and have the resources to help them achieve their goals. Internationally, our second quarter leasing results improved over the first quarter, even though a number of our international markets have not yet returned to pre-pandemic levels of activity. The highlight of our second quarter international activities was the announcement of our entry into Tanzania with a proven partner and a very favorable price of entry. We are confident that our Tanzania investment will create additional shareholder value. Including our Tanzanian investment, we expect to easily reach our portfolio growth goals of a minimum of 5% this year. In addition to growth from increased customer activity and portfolio growth, sound cost controls and interest rate savings have allowed us to produce second quarter AFFO per share in excess of our expectations and further allowed us to increase our full-year outlook for AFFO per share and other key financial metrics. Our balance sheet remains strong and our net debt/Adjusted EBITDA leverage is back within our target range ahead of schedule. The combination of strong operating results, strong expected demand for the remainder of the year, and excellent capital allocation and balance sheet management gives us great confidence for the remainder of 2021.”

Operating Results

The table below details select financial results for the three months ended June 30, 2021 and comparisons to the prior year period.

	Q2 2021	Q2 2020	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$524.1	$482.4	$41.7	8.6%	7.9%
Site development revenue	51.4	24.8	26.6	107.2%	107.2%
Tower cash flow (1)	421.2	394.1	27.1	6.9%	6.3%
Net income	152.7	23.1	129.6	561.0%	84.8%
Earnings per share - diluted	1.37	0.20	1.17	585.0%	89.5%
Adjusted EBITDA (1)	400.2	368.8	31.4	8.5%	7.9%
AFFO (1)	293.5	259.9	33.6	12.9%	12.2%
AFFO per share (1)	2.64	2.29	0.35	15.3%	14.4%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the second quarter of 2021 were $575.5 million compared to $507.2 million in the prior year period, an increase of 13.5%. Site leasing revenue in the second quarter of 2021 of $524.1 million was comprised of domestic site leasing revenue of $418.8 million and international site leasing revenue of $105.3 million. Domestic cash site leasing revenue in the second quarter of 2021 was $408.3 million compared to $387.1 million in the prior year period, an increase of 5.5%. International cash site leasing revenue in the second quarter of 2021 was $106.3 million compared to $95.0 million in the prior year period, an increase of 11.9%, or an increase of 8.3% on a constant currency basis. Site development revenues in the second quarter of 2021 were $51.4 million compared to $24.8 million in the prior year period, an increase of 107.2%.

Site leasing operating profit in the second quarter of 2021 was $428.8 million, an increase of 9.7% over the prior year period. Site leasing contributed 97.5% of the Company’s total operating profit in the second quarter of 2021. Domestic site leasing segment operating profit in the second quarter of 2021 was $354.9 million, an increase of 9.6% over the prior year period. International site leasing segment operating profit in the second quarter of 2021 was $73.9 million, an increase of 10.4% from the prior year period.

Tower Cash Flow in the second quarter of 2021 of $421.2 million was comprised of Domestic Tower Cash Flow of $345.9 million and International Tower Cash Flow of $75.3 million. Domestic Tower Cash Flow in the second quarter of 2021 increased 6.0% over the prior year period and International Tower Cash Flow increased 10.9% over the prior year period, or increased 7.4% on a constant currency basis. Tower Cash Flow Margin was 81.9% in the second quarter of 2021, as compared to 81.8% for the prior year period.

Net income in the second quarter of 2021 was $152.7 million, or $1.37 per share, and included a $73.6 million gain, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income in the second quarter of 2020 was $22.8 million, or $0.20 per share, and included a $20.4 million loss, net of taxes, on the currency-related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA in the second quarter of 2021 was $400.2 million, an 8.5% increase over the prior year period. Adjusted EBITDA Margin in the second quarter of 2021 was 70.7% compared to 72.8% in the prior year period.

Net Cash Interest Expense in the second quarter of 2021 was $90.0 million compared to $95.0 million in the prior year period, a decrease of 5.3%.

AFFO in the second quarter of 2021 was $293.5 million, a 12.9% increase over the prior year period. AFFO per share in the second quarter of 2021 was $2.64, a 15.3% increase over the prior year period.

Investing Activities

During the second quarter of 2021, SBA acquired 57 communication sites for total cash consideration of $67.0 million. SBA also built 98 towers during the second quarter of 2021. As of June 30, 2021, SBA owned or operated 33,854 communication sites, 17,306 of which are located in the United States and its territories, and 16,548 of which are located internationally. In addition, the Company spent $11.8 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2021 were $108.0 million, consisting of $10.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $97.8 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2021, the Company purchased or agreed to purchase approximately 1,800 communication sites for an aggregate consideration of approximately $270.0 million in cash, including approximately 1,400 sites and approximately $175.0 million in cash relating to the previously announced deal to acquire towers from Airtel Tanzania. The Company anticipates that the majority of these acquisitions will be consummated by the end of the first quarter of 2022.

Financing Activities and Liquidity

SBA ended the second quarter of 2021 with $12.0 billion of total debt, $7.9 billion of total secured debt, $336.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $11.7 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 4.7x, respectively.

On May 14, 2021, the Company, through an existing trust, issued $1.165 billion of Secured Tower Revenue Securities Series 2021-1C, which have an anticipated repayment date of November 9, 2026 and a final maturity date of May 9, 2051 (the “2021-1C Tower Securities”). The fixed interest rate on the 2021-1C Tower Securities is 1.631% per annum, payable monthly. Net proceeds from this offering were used to repay the entire aggregate principal amount of the 2017-1C Tower Securities ($760.0 million) and for general corporate purposes.

On July 7, 2021, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, amended its Revolving Credit Facility to (1) increase the total commitments under the Facility from $1.25 billion to $1.5 billion, (2) extend the maturity date of the Facility to July 7, 2026, (3) lower the applicable interest rate margins and commitment fees under the Facility, (4) provide mechanics relating to a transition away from LIBOR as a benchmark interest rate and the replacement of LIBOR by an alternative benchmark rate, (5) incorporate sustainability-linked targets which will adjust the Facility’s applicable interest and commitment fee rates upward or downward based on how the Company performs against those targets, and (6) amend certain other terms and conditions under the Senior Credit Agreement.

As of the date of this press release, the Company had no amount outstanding under the $1.5 billion Revolving Credit Facility.

In the second quarter of 2021, the Company declared and paid a cash dividend of $63.5 million.

Outlook

The Company is updating its full year 2021 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2021 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2021 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2021 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2021, although the Company may ultimately spend capital to repurchase some of its stock during the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.30 Brazilian Reais to 1.0 U.S. Dollar, 1.25 Canadian Dollars to 1.0 U.S. Dollar, and 14.35 South African Rand to 1.0 U.S. Dollar throughout the last two quarters of 2021.

(in millions, except per share amounts)	Full Year 2021			Change from April 26, 2021 Outlook (7)	Change from April 26, 2021 Outlook Excluding FX
Site leasing revenue (1)	$2,080.0	to	$2,100.0	$15.0	$5.0
Site development revenue	$180.0	to	$200.0	$25.0	$25.0
Total revenues	$2,260.0	to	$2,300.0	$40.0	$30.0
Tower Cash Flow (2)	$1,677.0	to	$1,697.0	$10.0	$3.0
Adjusted EBITDA (2)	$1,586.0	to	$1,606.0	$13.0	$6.0
Net cash interest expense (3)	$351.0	to	$361.0	$(7.0)	$(7.0)
Non-discretionary cash capital expenditures (4)	$35.0	to	$45.0	$(1.0)	$(1.0)
AFFO (2)	$1,151.0	to	$1,195.0	$19.0	$12.5
AFFO per share (2) (5)	$10.32	to	$10.72	$0.16	$0.10
Discretionary cash capital expenditures (6)	$1,450.0	to	$1,470.0	$225.0	$222.5

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 111.5 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2021.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, August 2, 2021 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, August 2, 2021 at 5:00 PM (EDT)

Dial-in Number:	(877) 692-8955

Access Code:	1473405

Conference Name:	SBA Second quarter 2021 results

Replay Available:	August 2, 2021 at 11:00 PM to August 16, 2021 at 12:00 AM (TZ: Eastern)

Replay Number:	(866) 207-1041 – Access Code: 2429212

Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer activity and demand for the Company’s wireless communications infrastructure during 2021 and thereafter, and the Company’s role in the continued buildout of 5G networks, (ii) the Company’s backlog, the impact of that backlog on future leasing activity and timing for the Company’s recognition of revenue from second quarter leasing activity, (iii) the Company’s future capital allocation, including with respect to stock repurchases, acquisition of new assets and its availability of capital for additional investment, (iv) the Company’s financial and operational performance in 2021, including the Company’s revised financial and operational guidance, the assumptions and drivers contributing to its full year guidance, and the ability to deliver material growth in total shareholder return, (v) the timing of closing for currently pending acquisitions, including from Airtel Tanzania, (vi) growth opportunities in the Tanzania market and the impact of the Company’s investment on additional shareholder value, (vii) the Company’s portfolio growth goals, and (viii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates, including its ability to realize anticipated benefits under the new Verizon agreement; (5) the impact of continued consolidation among wireless service providers in the U.S. and internationally, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa, Tanzania, and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2021; (15) the extent and duration of the impact of the COVID-19 crisis on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. With respect to the acquisition from Airtel Tanzania, these factors also include a variety of factors outside of the Company’s control, including the accuracy of the information provided to the Company, the health of the Tanzania economy and wireless communications market, and the willingness of carriers to invest in their networks in that market. Furthermore, the Company’s forward-looking statements and its 2021 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2021.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2021	2020	2021	2020
Revenues:
Site leasing	$524,095	$482,403	$1,029,197	$974,758
Site development	51,433	24,823	95,069	49,534

Total revenues	575,528	507,226	1,124,266	1,024,292

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	95,350	91,598	190,718	187,397
Cost of site development	40,409	19,904	74,815	39,620
Selling, general, and administrative expenses (1)	53,945	49,088	105,546	98,704
Acquisition and new business initiatives related adjustments and expenses	6,794	4,634	11,795	8,433
Asset impairment and decommission costs	3,797	6,242	8,700	20,597
Depreciation, accretion, and amortization	175,469	178,706	359,350	361,285

Total operating expenses	375,764	350,172	750,924	716,036

Operating income	199,764	157,054	373,342	308,256

Other income (expense):
Interest income	547	699	1,179	1,584
Interest expense	(90,544)	(95,687)	(180,639)	(191,538)
Non-cash interest expense	(11,812)	(2,337)	(23,615)	(4,743)
Amortization of deferred financing fees	(4,865)	(5,188)	(9,755)	(10,328)
Loss from extinguishment of debt, net	(2,020)	—	(13,672)	(16,864)
Other income (expense), net	108,849	(31,588)	20,410	(257,885)

Total other income (expense), net	155	(134,101)	(206,092)	(479,774)

Income (loss) before income taxes	199,919	22,953	167,250	(171,518)
(Provision) benefit for income taxes	(47,250)	165	(26,328)	66,702

Net income (loss)	152,669	23,118	140,922	(104,816)
Net (income) loss attributable to noncontrolling interests	—	(305)	—	569

Net income (loss) attributable to SBA Communications
Corporation	$152,669	$22,813	$140,922	$(104,247)

Net income (loss) per common share attributable to SBA
Communications Corporation:
Basic	$1.40	$0.20	$1.29	$(0.93)

Diluted	$1.37	$0.20	$1.27	$(0.93)

Weighted average number of common shares
Basic	109,412	111,738	109,441	111,823

Diluted	111,301	113,634	111,210	111,823

(1)

Includes non-cash compensation of $21,077 and $18,131 for the three months ended June 30, 2021 and 2020, respectively, and $40,661 and $33,684 for the six months ended June 30, 2021 and 2020, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$273,803	$308,560
Restricted cash	62,370	31,671
Accounts receivable, net	85,976	74,088
Costs and estimated earnings in excess of billings on uncompleted contracts	33,237	34,796
Prepaid expenses and other current assets	26,840	23,875

Total current assets	482,226	472,990
Property and equipment, net	2,625,097	2,677,326
Intangible assets, net	3,051,616	3,156,150
Operating lease right-of-use assets, net	2,353,365	2,369,358
Acquired and other right-of-use assets, net	956,011	4,202
Other assets	491,998	477,992

Total assets	$9,960,313	$9,158,018

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$34,602	$109,969
Accrued expenses	68,655	63,031
Current maturities of long-term debt	24,000	24,000
Deferred revenue	176,996	113,117
Accrued interest	66,392	54,350
Current lease liabilities	242,516	236,037
Other current liabilities	12,845	14,297

Total current liabilities	626,006	614,801
Long-term liabilities:
Long-term debt, net	11,908,447	11,071,796
Long-term lease liabilities	2,064,831	2,094,363
Other long-term liabilities	185,594	186,246

Total long-term liabilities	14,158,872	13,352,405
Redeemable noncontrolling interests	15,177	15,194
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 109,534 shares and 109,819 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,095	1,098
Additional paid-in capital	2,657,540	2,586,130
Accumulated deficit	(6,759,382)	(6,604,028)
Accumulated other comprehensive loss, net	(738,995)	(807,582)

Total shareholders’ deficit	(4,839,742)	(4,824,382)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,960,313	$9,158,018

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$152,669	$23,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	175,469	178,706
(Gain) loss on remeasurement of U.S. dollar denominated intercompany loans	(111,295)	31,176
Non-cash compensation expense	21,643	18,579
Non-cash asset impairment and decommission costs	3,498	6,163
Loss from extinguishment of debt	2,020	—
Deferred income tax expense (benefit)	40,996	(5,503)
Other non-cash items reflected in the Statements of Operations	20,416	8,937
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	11,105	14,415
Prepaid expenses and other assets	(6,112)	3,622
Operating lease right-of-use assets, net	27,130	29,378
Accounts payable and accrued expenses	7,766	8,818
Accrued interest	39,389	17,723
Long-term lease liabilities	(28,379)	(25,116)
Other liabilities	(3,531)	4,660

Net cash provided by operating activities	352,784	314,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(77,175)	(29,504)
Capital expenditures	(30,839)	(27,688)
Net purchases of investments	—	(225,014)
Other investing activities	(156)	248

Net cash used in investing activities	(108,170)	(281,958)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(505,000)	(485,000)
Proceeds from issuance of Senior Notes, net of fees	—	491,690
Proceeds from issuance of Tower Securities, net of fees	1,152,631	—
Repayment of Tower Securities	(760,000)	—
Payment of dividends on common stock	(63,481)	(51,970)
Proceeds from employee stock purchase/stock option plans, net of taxes	25,125	42,935
Other financing activities	(5,224)	(6,441)

Net cash used in financing activities	(155,949)	(8,786)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7,960	(1,909)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	96,625	22,023
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	242,185	229,615

End of period	$338,810	$251,638

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2021	June 30, 2021
	(in thousands)
Construction and related costs on new builds	$13,764	$22,587
Augmentation and tower upgrades	6,877	14,437
Non-discretionary capital expenditures:
Tower maintenance	8,979	16,292
General corporate	1,219	2,059

Total non-discretionary capital expenditures	10,198	18,351

Total capital expenditures	$30,839	$55,375

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2021	17,259	16,452	33,711
Sites acquired during the second quarter	48	9	57
Sites built during the second quarter	1	97	98
Sites decommissioned/reclassified during the second quarter	(2)	(10)	(12)

Sites owned at June 30, 2021	17,306	16,548	33,854

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2021	2020	2021	2020	2021	2020
	(in thousands)
Segment revenue	$418,829	$388,018	$105,266	$94,385	$51,433	$24,823
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(63,948)	(64,093)	(31,402)	(27,505)	(40,409)	(19,904)

Segment operating profit	$354,881	$323,925	$73,864	$66,880	$11,024	$4,919

Segment operating profit margin	84.7%	83.5%	70.2%	70.9%	21.4%	19.8%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2020 Senior Notes, and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Second quarter
	2021 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	8.6%	0.7%	7.9%
Total cash site leasing revenue	6.7%	0.7%	6.0%
Int’l cash site leasing revenue	11.9%	3.6%	8.3%
Total site leasing segment operating profit	9.7%	0.6%	9.1%
Int’l site leasing segment operating profit	10.4%	3.5%	6.9%
Total site leasing tower cash flow	6.9%	0.6%	6.3%
Int’l site leasing tower cash flow	10.9%	3.5%	7.4%
Net income	561.0%	476.2%	84.8%
Earnings per share - diluted	585.0%	495.5%	89.5%
Adjusted EBITDA	8.5%	0.6%	7.9%
AFFO	12.9%	0.7%	12.2%
AFFO per share	15.3%	0.9%	14.4%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2021	2020	2021	2020	2021	2020
	(in thousands)
Site leasing revenue	$418,829	$388,018	$105,266	$94,385	$524,095	$482,403
Non-cash straight-line leasing revenue	(10,547)	(937)	1,032	591	(9,515)	(346)

Cash site leasing revenue	408,282	387,081	106,298	94,976	514,580	482,057
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,948)	(64,093)	(31,402)	(27,505)	(95,350)	(91,598)
Non-cash straight-line ground lease expense	1,594	3,237	413	441	2,007	3,678

Tower Cash Flow	$345,928	$326,225	$75,309	$67,912	$421,237	$394,137

Tower Cash Flow Margin	84.7%	84.3%	70.8%	71.5%	81.9%	81.8%

Forecasted Tower Cash Flow for Full Year 2021

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Site leasing revenue	$2,080.0	to	$2,100.0
Non-cash straight-line leasing revenue	(29.5)	to	(24.5)

Cash site leasing revenue	2,050.5	to	2,075.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(379.0)	to	(389.0)
Non-cash straight-line ground lease expense	5.5	to	10.5

Tower Cash Flow	$1,677.0	to	$1,697.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2021	2020
	(in thousands)
Net income	$152,669	$23,118
Non-cash straight-line leasing revenue	(9,515)	(346)
Non-cash straight-line ground lease expense	2,007	3,678
Non-cash compensation	21,643	18,579
Loss from extinguishment of debt, net	2,020	—
Other (income) expense, net	(108,849)	31,588
Acquisition and new business initiatives related adjustments and expenses	6,794	4,634
Asset impairment and decommission costs	3,797	6,242
Interest income	(547)	(699)
Total interest expense (1)	107,221	103,212
Depreciation, accretion, and amortization	175,469	178,706
Provision for taxes (2)	47,485	55

Adjusted EBITDA	$400,194	$368,767

Annualized Adjusted EBITDA (3)	$1,600,776	$1,475,068

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2021 and 2020, these amounts included $235 and $220, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2021	2020
	(in thousands)
Total revenues	$575,528	$507,226
Non-cash straight-line leasing revenue	(9,515)	(346)

Total revenues minus non-cash straight-line leasing revenue	$566,013	$506,880

Adjusted EBITDA	$400,194	$368,767

Adjusted EBITDA Margin	70.7%	72.8%

Forecasted Adjusted EBITDA for Full Year 2021

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

	Full Year 2021
	(in millions)
Net income	$303.5	to	$349.5
Non-cash straight-line leasing revenue	(29.5)	to	(24.5)
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	80.0	to	75.0
Loss from extinguishment of debt, net	13.0	to	14.0
Other expense, net	(1.0)	to	(1.0)
Acquisition and new business initiatives related adjustments and expenses	24.0	to	20.0
Asset impairment and decommission costs	24.0	to	19.0
Interest income	(4.5)	to	(1.5)
Total interest expense (1)	430.5	to	420.5
Depreciation, accretion, and amortization	696.5	to	686.5
Provision for taxes (2)	44.0	to	38.0

Adjusted EBITDA	$1,586.0	to	$1,606.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months ended June 30,
(in thousands, except per share amounts)	2021	2020
Net income	$152,669	$23,118
Real estate related depreciation, amortization, and accretion	176,340	177,638
Asset impairment and decommission costs	3,797	6,242

FFO	$332,806	$206,998
Adjustments to FFO:
Non-cash straight-line leasing revenue	(9,515)	(346)
Non-cash straight-line ground lease expense	2,007	3,678
Non-cash compensation	21,643	18,579
Adjustment for non-cash portion of tax provision (benefit)	40,991	(5,503)
Non-real estate related depreciation, amortization, and accretion	(871)	1,068
Amortization of deferred financing costs and debt discounts and non-cash interest expense	16,677	7,525
Loss from extinguishment of debt, net	2,020	—
Other (income) expense, net	(108,849)	31,588
Acquisition and new business initiatives related adjustments and expenses	6,794	4,634
Non-discretionary cash capital expenditures	(10,198)	(8,315)

AFFO	$293,505	$259,906

Weighted average number of common shares (1)	111,301	113,634

AFFO per share	$2.64	$2.29

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2021

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2021:

(in millions, except per share amounts)	Full Year 2021
Net income	$303.5	to	$349.5
Real estate related depreciation, amortization, and accretion	689.0	to	681.0
Asset impairment and decommission costs	24.0	to	19.0

FFO	$1,016.5	to	$1,049.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(29.5)	to	(24.5)
Non-cash straight-line ground lease expense	5.5	to	10.5
Non-cash compensation	80.0	to	75.0
Adjustment for non-cash portion of tax provision	14.0	to	14.0
Non-real estate related depreciation, amortization, and accretion	7.5	to	5.5
Amortization of deferred financing costs and debt discounts and non-cash interest expense	66.0	to	67.0
Loss from extinguishment of debt, net	13.0	to	14.0
Other expense, net	(1.0)	to	(1.0)
Acquisition and new business initiatives related adjustments and expenses	24.0	to	20.0
Non-discretionary cash capital expenditures	(45.0)	to	(35.0)

AFFO	$1,151.0	to	$1,195.0

Weighted average number of common shares (1)	111.5	to	111.5

AFFO per share	$10.32	to	$10.72

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2021.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30, 2021
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2020-1C Tower Securities	750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
Revolving Credit Facility	85,000
2018 Term Loan	2,328,000

Total secured debt	7,928,000
2016 Senior Notes	1,100,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	4,100,000

Total debt	$12,028,000

Leverage Ratio
Total debt	$12,028,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(336,937)

Net debt	$11,691,063

Divided by: Annualized Adjusted EBITDA	$1,600,776

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$7,928,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(336,937)

Net Secured Debt	$7,591,063

Divided by: Annualized Adjusted EBITDA	$1,600,776

Secured Leverage Ratio	4.7x